UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

UNITED MARITIME GROUP, LLC

(Exact Name of Registrant as Specified in Charter)

Florida	333-165796	59-2147756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 S. Harbour Island Blvd., Suite 230

Tampa, FL 33602

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (813) 209-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Agreement.

On May 24, 2012, United Maritime Group, LLC, a Florida limited liability company (the “Company”), completed the sale to Ingram Barge Company, a Tennessee corporation (“Ingram”), of all of the issued and outstanding limited liability company interests of U.S. United Barge Line, LLC, a Florida limited liability company (“UBL”), pursuant to the previously disclosed Membership Interest Purchase Agreement, dated as of April 18, 2012 (the “Purchase Agreement”), by and among the Company, GS Maritime Holding LLC, a Delaware limited liability company, UBL and Ingram. In connection with the closing of the transactions contemplated by the Purchase Agreement, on May 24, 2012, the Company fully paid all of its obligations and related fees then outstanding to the lenders under the Loan and Security Agreement, dated as of December 22, 2009, by and among Bank of America, National Association as administrative agent, co-collateral agent and security trustee, and the other lenders thereunder, the borrowers named therein, Bank of America Securities LLC, Wells Fargo Foothill, LLC and Jefferies Finance LLC, as joint lead arrangers and book managers, and Wells Fargo Foothill, LLC, as co-collateral agent, as amended (the “Loan Facility”). The aggregate amount of the payment was approximately $31 million and was funded from a portion of the proceeds from the sale of UBL to Ingram. Upon receipt of this payoff, the Loan Facility, including the commitment of the lenders thereunder to extend further credit to the Company and other borrowers thereunder, terminated. An affiliate of Bank of America, National Association and Bank of America Securities LLC acted as the financial advisor to the Company in connection with the sale of UBL to Ingram and the Company’s consideration of strategic alternatives for its other subsidiaries.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As described above, on May 24, 2012, the Company completed the sale to Ingram of all of the issued and outstanding limited liability company interests of UBL pursuant to the Purchase Agreement. The aggregate purchase price paid to the Company upon the closing of the transactions contemplated by the Purchase Agreement, net of purchase price adjustments made in connection with the closing, was approximately $219.8 million. As described above, the Company directed Ingram to apply a portion of such proceeds to repay all of the Company’s obligations outstanding under the Loan Facility. In addition, in accordance with the terms of the Purchase Agreement, approximately $13 million of such proceeds was deposited into an escrow account as a source of funds in respect of the indemnification and certain other potential payment obligations of the Company under the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the information set forth in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2012 and the full text of the Purchase Agreement, which was attached thereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 1.02 and 2.01 above in connection with the payoff and termination of the Loan Facility and the sale of UBL is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED MARITIME GROUP, LLC

By:	/s/ Jason Grant
Name:	Jason Grant

Title:	Chief Financial Officer

Date: May 25, 2012